Exhibit 99.1

Sun BioPharma Reports Financial Results for Year Ended December 31, 2015 and Provides Business Update

●	Enrolled first patients in Phase 1 clinical study of first-in-class proprietary compound designed specifically for pancreatic disease
●	Number of independent directors increased
●	Anticipates lead product candidate entering the US Clinic during 1H 2016

MINNEAPOLIS, MN, March 8, 2016 (GLOBE NEWSWIRE)–Sun BioPharma, Inc. (OTCPink: SNBP), a biopharmaceutical company developing therapies for the treatment of pancreatic diseases, today released financial results for the year ended December 31, 2015 and provided a business update.

As previously announced, Sun BioPharma began dosing of the first patients in a Phase 1 study evaluating the safety of SBP-101 in patients previously treated for pancreatic cancer. The Phase 1 study is a dose escalation study to determine safety and explore efficacy endpoints in patients with pancreatic ductal adenocarcinoma (PDA) who have failed prior treatment. The study is intended to enroll a maximum of 54 patients from three centers in Australia and up to three centers in the United States. The Company anticipates enrollment of the first cohort of three patients will be completed by early April and anticipates beginning enrollment of patients in the United States during this summer.

The Company also recently announced the appointment of Dr. Dalvir S. Gill to the Company’s Board of Directors. Dr. Gill’s appointment increases the number of independent directors to five of the Company’s eight-member board. Dr. Dalvir Gill currently serves as the Chief Executive Officer of TransCelerate BioPharma Inc., an organization created by leading member corporations of the pharmaceutical industry with a mission to collaborate across the biopharmaceutical research and development community.

“We are excited to have begun our Phase 1 trial and our quest to understand the potential benefits of SBP-101 in treating patients with pancreatic cancer,” said David B. Kaysen, President and CEO of Sun BioPharma. “In addition, we are delighted to have Dr. Gill join our Board. His industry experience and expertise will provide immeasurable insight as we continue to expand our Phase 1 clinical study of SBP-101 and further develop our industry relationships.

Financial Results

General and administrative (G&A) expenses increased 100.4% to $483,000 in the fourth quarter of 2015, up from $241,000 in the prior year period. G&A expenses increased 140.2% to $2.6 million in 2015, up from $1.1 million in 2014. These increases were due primarily to increased legal and accounting fees associated with completing the Merger with Cimarron Medical, Inc. in September 2015 and an increase in share-based compensation expense recorded for option awards granted during 2015. In addition, the reporting, compliance requirements and other costs associated with being a public company and increased salaries related to the addition of a new CEO & CFO in the second half of 2015 also contributed to the increase.

Research and development (R&D) expenses increased 10.8% to $747,000 and 20.5% to $2.9 million for the three months and year ended December 31, 2015, respectively. The increase in R&D expenses results from the combination of increased costs associated with pursuing our investigational new drug application with the FDA, costs of preparing for and initiating our Phase 1 clinical trial and increased costs from expanding our clinical and research personnel partially offset by reductions in the costs of required preclinical testing in the current year. An increase in share-based compensation expense recorded for option awards granted during 2015 also contributed to the current year increase in R&D expenses.

Net loss in the fourth quarter of 2015 was $595,000, or $0.02 per diluted share, compared to a net loss of $976,000, or $0.19 per diluted share, in the fourth quarter of 2014. Net loss for the year ended December 31, 2015 was $4.9 million, or $0.35 per diluted share, compared to a net loss $3.5 million, or $0.69 per diluted share, for the year ended December 31, 2014.

Balance Sheet and Cash Flow

Total cash resources, including short-term investments, were $925,000 as of December 31, 2015, compared to $2.2 million as of December 31, 2014. Total current assets were $1.7 million and $2.4 million as of December 31, 2015, and 2014, respectively. These decreases were driven by the use of cash to fund clinical development activities and operations, partially offset by net proceeds received from the sale of common stock and the exercise of stock options and warrants.

Current liabilities increased to $1.4 million as of December 31, 2015, compared to $467,000 as of December 31, 2014. The increase in current liabilities resulted from costs incurred but unpaid and the assumption of $250,000 of demand notes payable, both in conjunction with the September 4, 2015 merger with Cimarron Medical, Inc. and an increase.

Net cash used in operating activities was $3.9 million in the year ended December 31, 2015, compared to $3.3 million in the year ended December 31, 2014. The net cash used in each of these periods primarily reflects the net loss for these periods, partially offset in part by non-cash charges recorded for share-based compensation and the effects of changes in operating assets and liabilities.

About SBP-101

SBP-101 is a first-in-class, proprietary, polyamine compound designed to exert therapeutic effects in a mechanism specific to the pancreas. Sun BioPharma originally licensed SBP-101 from the University of Florida in 2011. The molecule has been shown to be highly effective in human pancreatic cancer models, demonstrating superior activity to existing chemotherapy agents. Combination potential has also been shown for pancreatic cancer. SBP-101 is expected to differ from current pancreatic cancer therapies, in that it specifically targets the exocrine pancreas and has shown efficacy against primary and metastatic disease in animal models of human pancreatic cancer. Therefore we believe that SBP-101 may effectively treat both primary and metastatic pancreatic cancer, while leaving the insulin-producing islet cells and non-pancreatic tissue unharmed.

About Sun BioPharma

Sun BioPharma Inc. is a clinical-stage biopharmaceutical company developing disruptive therapeutics for serious unmet medical needs. The company’s initial programs are targeted to diseases of the pancreas, including pancreatitis and pancreatic cancer and the Company’s initial product candidate is SBP-101 for the treatment of patients with pancreatic cancer. Sun BioPharma has scientific collaborations with pancreatic disease experts at The Ohio State University, the Fred Hutchinson Cancer Center in Seattle, Translational Genomics (TGen) in Scottsdale, AZ, Cedars Sinai Medical Center in Los Angeles, the University of Minnesota, the University of Miami, the Austin Health Cancer Trials Centre, the Box Hill Hospital in Melbourne, Australia and the Ashford Cancer Centre in Adelaide, Australia. Further information can be found at: www.sunbiopharma.com. Sun BioPharma’s common stock is currently quoted on the OTCPink tier of the over-the-counter markets administered by the OTC Markets Group, Inc. under the symbol: SNBP.

Forward-Looking Statements Safe Harbor

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Sun BioPharma, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute “forward-looking statements” For purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1955. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will”, “believes,” “may,” “anticipates,” “expects,” “estimates” or “plans”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, our need to obtain additional capital to support our business plan, which may not be available on acceptable terms or at all, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect Sun BioPharma and its business, particularly those disclosed from time to time in Sun BioPharma’s filings with the Securities and Exchange Commission. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Sun BioPharma disclaims any intent or obligation to update these forward-looking statements.

Contact Information:

EVC Group

Investor Contact:

Doug Sherk

415-652-9100

Michael Polyviou

212-850-6020

Media Contact:

Dave Schemelia

646-201-5431

Sun BioPharma, Inc.

Consolidated Statements of Operations and Comprehensive Loss (unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Percent	Year Ended December 31,		Percent
	2015	2014	Change	2015	2014	Change
Operating expenses:
General and administrative	$483	$241	100.4%	$2,592	$1,079	140.2%
Research and development	747	674	10.8	2,852	2,366	20.5
Operating loss	(1,230)	(915)	34.4	(5,444)	(3,445)	58.0
Other income (expense):
Interest income	2	—	nm	8	6	33.3
Interest expense	(38)	(73)	(47.9)	(183)	(184)	(0.5)
Other expense	(24)	(34)	(29.4)	(64)	(16)	300.0
Total other income (expense)	(60)	(107)	(43.9)	(239)	(194)	23.2

Loss before income tax benefit	(1,290)	(1,022)	26.2	(5,683)	(3,639)	56.2

Income tax benefit	695	46	nm	756	108	700.0

Net loss	$(595)	$(976)	(39.0)	$(4,927)	$(3,531)	39.5
Foreign currency translation adjustment gain (loss)	35	(11)	nm	30	(13)	nm
Comprehensive loss	$(560)	$(987)	(43.3)%	$(4,897)	$(3,544)	38.2%

Basic and diluted net loss per share	$(0.02)	$(0.19)	(89.5)%	$(0.35)	$(0.69)	(49.3)%
Weighted average shares outstanding—basic and diluted	29,892,806	5,186,268	476.4%	14,073,174	5,109,644	175.4%

Sun BioPharma, Inc.

Consolidated Balance Sheets (unaudited)

(In thousands, except share amounts)

	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$925	$1,654
Short-term investments	—	499
Stock subscription receivable	—	94
Prepaid expenses and other current assets	74	18
Income tax receivable	733	108
Total current assets	1,732	2,373
Other assets, net	76	105
Total assets	$1,808	$2,478

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$585	$297
Accrued expenses	505	132
Demand notes payable	250	—
Accrued interest	35	38
Total current liabilities	1,375	467

Long-term liabilities:
Convertible notes payable	2,775	3,000
Long-term debt	300	300
Accrued interest	39	27
Total long-term liabilities	3,114	3,327

Stockholders’ deficit:
Preferred stock, $0.001 par value; 10,000,000 and 5,000,000 authorized as of December 31, 2015 and 2014, respectively; no shares issued or outstanding as of December 31, 2015 and December 31, 2014	—	—
Common stock, $0.001 par value; 100,000,000 and 20,000,000 authorized; 29,892,806 and 5,688,927 shares issued and outstanding, as of December 31, 2015 and December 31, 2014, respectively	30	6
Additional paid-in capital	10,943	7,264
Accumulated deficit	(13,667)	(8,569)
Accumulated other comprehensive gain (loss), net	13	(17)
Total stockholders’ deficit	(2,681)	(1,316)
Total liabilities and stockholders’ deficit	$1,808	$2,478

Sun BioPharma, Inc.

Consolidated Statements of Cash Flows (unaudited)

(In thousands)

	Year Ended December 31,
	2015	2014
Cash flows from operating activities:
Net loss	$(4,927)	$(3,531)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt issuance costs	28	28
Non-cash interest expense	—	50
Unrealized loss on investment	—	2
Share-based compensation	976	196
Changes in operating assets and liabilities:
Income and other tax receivables	(610)	(9)
Rebate receivable	—	47
Prepaid expenses and other assets	(45)	5
Accounts payable and accrued liabilities	681	(131)
Net cash used in operating activities	(3,897)	(3,343)

Cash flows from investing activities:
Proceeds from sales and maturities of short-term investments	500	—
Purchase of short-term investments	—	(501)
Net cash provided by (used in) investing activities	500	(501)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of selling costs of $12	1,513	—
Proceeds from issuance of debt, net of debt issuance costs of $9	—	2,391
Proceeds from the exercise of stock options	762	424
Proceeds from the exercise of stock purchase warrants	400	—
Net cash provided by financing activities	2,675	2,815

Effect of exchange rate changes on cash and cash equivalents	(7)	(11)

Net decrease in cash and cash equivalents	(729)	(1,040)
Cash and cash equivalents at beginning of period	1,654	2,694
Cash and cash equivalents at end of period	$925	$1,654

Supplemental disclosure of cash flow information:
Cash paid during period for interest	$145	$106

Supplemental disclosure of non-cash transactions:
Conversion of notes payable and accrued interest into common stock	$226	$101
Notes payable assumed in merger	$250	$—